EXECUTION VERSION CONFIDENTIAL 1 ASSIGNMENT AND ASSUMPTION AGREEMENT THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into this ____ day of October, 2024, by and between Nanobiotix S.A., a French société anonyme, having a principal place of business at registered office located at 60 Rue de Wattignies, 75012, Paris, France, registered under number 447 521 600 (RCS Paris) (“Assignor”), and Johnson & Johnson Enterprise Innovation, Inc., having a principal place of business at One Johnson & Johnson Plaza, New Brunswick, NJ 08933, (“Assignee”) and Janssen Pharmaceutica NV, having a principal place of business at Turnhoutseweg 30 2340 Beerse, Belgium (“JPNV”). JPNV, Assignor and Assignee are referred to herein individually as a “Party,” and collectively as the “Parties.” WHEREAS Assignee’s Affiliate, JPNV, and Assignor entered into a License Agreement dated July 7, 2023 (the “License Agreement”), for JPNV’s exclusive in-licensing and joint development of NBTXR3; and WHEREAS, capitalized terms used but not defined herein shall have the meaning set forth in the License Agreement; and WHEREAS, as of the effective date of the License Agreement, Assignor was the regulatory sponsor for the clinical trial “A Phase 3 (Pivotal Stage) Study of NBTXR3 Activated by Investigator’s Choice of Radiotherapy Alone or Radiotherapy in Combination with Cetuximab for Platinum-based Chemotherapy-ineligible Elderly Patients with Locally Advanced Head & Neck Squamous Cell Carcinoma” (herein referred to as the “Study”); WHEREAS, in connection with the Study, Assignor entered into the contracts (individually, the “Contract” and collectively, the “Contracts”) attached to this Agreement as Appendix A, including the name of each counterparty to such Contracts (each counterparty, the “Obligor” and collectively, the “Obligors”); and WHEREAS, pursuant to the License Agreement and JPNV’s letter dated May 15, 2024 requesting the transfer and assignment of all INDs/CTAs for the Study to Assignee, Assignor will transfer the global regulatory sponsorship of the Study to Assignee or one or more Affiliates of Assignee (the “Sponsorship Transfer”), effective as of the date on which Assignee or an Affiliate of Assignee shall become the sponsor of the IND/CTA for the Study on a country-by-country basis (each, a “Sponsorship Transfer Date”); and WHEREAS, as of the first calendar date following a Sponsorship Transfer Date (each an “Effective Date,”) Assignor wishes to assign to Assignee all of its rights under the applicable clinical site and related agreements (“CTAs”) and its obligations arising on and after each Effective Date under the CTAs; and WHEREAS, as of the Effective Date in the United States, Assignor wishes to assign to Assignee all of its rights under the vendor agreements (“Vendor Agreements” and together with the CTAs, collectively, the “Contracts”); and *0( )/ )/ "-$/4 -$!$  * -*/$")-)./$*)0( -ѷ  & + !Ҕ"!сс# /рх  пшш"

EXECUTION VERSION CONFIDENTIAL 2 WHEREAS, as of each Effective Date, Assignee wishes to assume all of Assignor’s rights under the Contracts and to perform all of Assignor’s obligations arising on and after each Effective Date under the Contracts. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows: 1. Assignment and Assumption. a. Assignor hereby assigns, grants, conveys, and transfers to Assignee for the benefit of Assignee, its successors and assigns, as of each Effective Date all of Assignor’s right, title, and interest in and to the CTAs identified in Appendix A-1 hereto, together with all obligations, responsibilities and duties arising on and after the Effective Date under the CTAs. Assignee hereby accepts the assignment of all of Assignor’s right, title, and interest in and to the CTAs, and Assignee hereby assumes and agrees to perform all of Assignor’s obligations, responsibilities, and duties thereunder arising on and after each Effective Date under the CTAs. Following assignment of the CTAs, Assignor’s rights to any intellectual property Controlled by Assignee under the CTAs will be governed by the License Agreement. b. Assignor hereby assigns, grants, conveys and transfers to Assignee for the benefit of Assignee, its successors and assigns, as of the Effective Date in the United States, all of Assignor’s right, title, and interest in and to the Vendor Agreements identified in Appendix A-1 hereto, together with all obligations, responsibilities and duties arising on and after the Effective Date in the United States under the Vendor Agreements. Assignee hereby accepts the assignment of all of Assignor’s right, title, and interest in and to the Vendor Agreements, and Assignee hereby assumes and agrees to perform all of Assignor’s obligations, responsibilities and duties thereunder arising on and after the Effective Date in the United States under the Vendor Agreements. Following assignment of the Vendor Agreements, Assignor’s rights to any intellectual property Controlled by Assignee under the Vendor Agreements will be governed by the License Agreement. c. With respect to Vendor Agreements identified on Appendix A-2 hereto that cannot be assigned in full because Assignor intends to retain certain existing work orders, statements of work, task orders, or similar documentation (collectively, “Work Orders”) executed under such Vendor Agreements identified on Appendix A-2 hereto, Assignor hereby grants, conveys and transfers to Assignee for the benefit of Assignee, its successors and assigns, as of the Effective Date, Assignor’s right, title and interest, in and to the Vendor Agreements identified on Appendix A-2 hereto only to the extent such right, title and interest relates to the Study and the Work Order(s) related to the Study, and Assignee hereby assumes and agrees to perform all of Assignor’s obligations, responsibilities and duties thereunder arising on and after the Effective Date solely to the extent such obligations relate to the Study and the assigned Work Order(s) related to the Study. In addition, if and to the extent *0( )/ )/ "-$/4 -$!$  * -*/$")-)./$*)0( -ѷ  & + !Ҕ"!сс# /рх  пшш"

EXECUTION VERSION CONFIDENTIAL 3 requested by Assignee and/or the Obligor, Assignor will assist Assignee and the Obligor under each such Vendor Agreement identified on Appendix A-2 as may be necessary to enable Assignee to enter into its own separate agreement with the applicable Obligor with respect to the Study. If the portion of any such Vendor Agreement identified on Appendix A-2 relating to the Study is not completely and effectively assigned, then Assignee will assume Assignor’s obligations, responsibilities and duties thereunder only to the extent that Assignee obtains rights and benefits thereunder, and Assignor shall take such actions as Assignee requests that are necessary to obtain for Assignee the benefit of all such rights and shall cooperate with Assignee in any other reasonable arrangement designed to provide such benefit to Assignee. The foregoing provisions are without prejudice to Assignee’s right, in its discretion, to negotiate and enter into separate agreements with the Obligors and, in connection therewith, Assignor shall, at Assignee’s request, terminate any Work Order(s) associated with Vendor Agreements identified on Appendix A-2 that are not completely and effectively assigned solely to the extent such Work Order(s) relate to the Study. d. To the extent the assignment of any Contract requires consent from an Obligor and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the applicable Contract if an attempted assignment would constitute a breach of such Contract or be unlawful. Assignor shall use commercially reasonable efforts to obtain any such required consents promptly and assignment of such Contracts shall become effective (A) as of each Effective Date if such consent has been executed by the Obligor on or prior to each Effective Date, or (B) as of the date of such consent if such consent has been executed by the Obligor after each Effective Date. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Assignee’s rights under the applicable Contract so that Assignee would not in effect acquire the benefit of all such rights, Assignor, to the maximum extent permitted by law and the Contract, shall take such actions as Assignee requests that are necessary to obtain for Assignee the benefit of all such rights and shall cooperate with Assignee in any other reasonable arrangement designed to provide such benefit to Assignee. e. To the extent the assignment of any Vendor Agreement identified in Appendix A- 3 requires the applicable third party to be qualified as an approved supplier of Assignee and such qualification cannot be achieved as determined by Assignee in Assignee’s sole discretion, this Agreement shall not constitute an agreement to assign the applicable Vendor Agreement. Upon Assignee’s written direction, which shall be provided no later than 31st December 2024, Assignor shall terminate such Vendor Agreement and shall cooperate with Assignee to transition the services under such Vendor Agreement as further directed by Assignee. Assignee agrees to indemnify and hold Assignor harmless from and against any disclosed termination fees relating to such termination caused by the Assignee’s written direction. f. Other than as set forth below, Assignor agrees to indemnify and hold Assignee and its Affiliates harmless from and against all third party claims, liabilities, *0( )/ )/ "-$/4 -$!$  * -*/$")-)./$*)0( -ѷ  & + !Ҕ"!сс# /рх  пшш"

EXECUTION VERSION CONFIDENTIAL 4 obligations, and damages relating to events or facts arising under the Contracts prior to each Effective Date, including those relating to Assignor’s performance or nonperformance under the Contracts prior to each Effective Date, provided however that Assignor will not be responsible for third party claims, liabilities, obligations, and damages to the extent arising from Assignee’s breach of its obligations under this Agreement on or after each Effective Date. (i) In the event that a claim, demand, lawsuit, or other legal proceeding arising out of or relating to the Contracts (a “Claim”) pursuant to which Assignee intends to base a claim for indemnification under this Section f is made within ten months following the Effective Date in the United States, the Parties hereby agree to collaborate in good faith to defend the Claim to achieve a unified approach in handling such dispute; provided that Assignee may elect to assume control of the defense of any Claim, in which case Assignor shall have no obligation to indemnify or further defend Assignee with respect to such Claim. Notwithstanding the foregoing and for the avoidance of doubt, the Parties agree that Assignor shall be exclusively responsible for addressing and resolving any and all payments and/or claims for payments due to ICON prior to the Effective Date in the United States. 2. Assignor Representations and Warranties; No Modification of Contracts. Assignor represents and warrants that it is not in breach of any term or condition of the Contracts listed on Appendix A. This Agreement is neither a modification nor an amendment to the Contracts, except to the extent of the substitution of the Assignee for Assignor thereunder. 3. Compensation. The License Agreement will dictate the compensation for the Parties’ performance of their respective obligations under this Agreement. 4. Contracting Authority; Binding Agreement; Governing Law. Each Party hereby represents and warrants that it has full power and authority to enter into this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns. This Agreement shall be governed by the laws of New York, without giving effect to any conflict of laws provisions. 5. Further Assurances. Assignee and Assignor hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver, and to cause to be executed, acknowledged, and delivered, any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement. 6. Dispute Resolution. The procedures set forth in Article 12 of the License Agreement will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from this Agreement. 7. Entire Agreement, Waiver, Severability. All appendices attached to this Agreement are incorporated herein by reference. This Agreement together with the matters and sections of the *0( )/ )/ "-$/4 -$!$  * -*/$")-)./$*)0( -ѷ  & + !Ҕ"!сс# /рх  пшш"

EXECUTION VERSION CONFIDENTIAL 5 License Agreement referenced herein and the Transition Services Agreement entered into contemporaneously with the Sponsorship Transfer, constitutes the entire agreement between Assignor and Assignee and supersedes all prior agreements between the Parties, whether oral or written, concerning the subject matter hereof. Modifications to this Agreement shall be in writing, expressly refer to this Agreement, and be signed by Assignor, JPNV and Assignee. No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged. A waiver of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement. If any of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein, the remainder of this Agreement shall continue in full force and effect, and the Parties will negotiate in good faith to substitute any invalid or unenforceable provision with a valid and enforceable provision such that this Agreement conforms as nearly as possible with the original intent of the Parties. 8. Counterparts. The Parties may execute this Agreement in three (3) counterparts, each of which is deemed an original, but both of which together will constitute one and the same instrument. A facsimile, portable document format (“.pdf”), electronic signature or any other similar type of copy of an executed version of this Agreement signed by a Party is binding upon the signing Party to the same extent as the original of the signed Agreement. [Signature Page Follows] *0( )/ )/ "-$/4 -$!$  * -*/$")-)./$*)0( -ѷ  & + !Ҕ"!сс# /рх  пшш"

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

NANOBIOTIX S.A.

Signed by:

By: Laurent LEVY

Signer Name: Laurent LEVY
Signing Reason: I approve this document
Signing Time: 2024-Oct-24 | 10:03:48 PM CEST
B05A07E1F78442A8A14F5EAD772EE5C4

Name: Laurent Levy

Title: Chairman of the executive board

JOHNSON & JOHNSON ENTERPRISE INNOVATION, INC.

By: PHILIPPE SZAPARY

Electronically signed by: PHILIPPE SZAPARY
Date: Oct 25, 2024 14:14 EDT

Name: Philippe Szapary

Title: Director

JANSSEN PHARMACEUTICA, N.V.

By: Jan VAN DER GOTEN

Electronically signed by: Jan VAN DER GOTEN
Date: Oct 25, 2024 15:24 GMT+2

Name:_ Jan Van der Goten

Title: Director

JANSSEN PHARMACEUTICA, N.V.

By: PETER JANSSENS

Electronically signed by: PETER JANSSENS
Date: Oct 25, 2024 19:42 GMT+2

Name:_ Peter Janssens

Title: Director

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

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